Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT

This SECOND AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into on the 4th day of May, 2015 (the “Effective Date”), by and between GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation, successor-by-merger to GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE DOMESTIC SUBSIDIARIES OF THE BORROWER identified on Schedule I attached hereto (collectively, the “Guarantor”), and FROST BANK, a Texas state bank (the “Bank”).

R E C I T A L S

WHEREAS, Borrower, Guarantor and Bank entered into that certain Loan Agreement dated September 27, 2013, as amended by that certain First Amendment to Loan Agreement executed by the parties thereto on December 16, 2013 and effective as of September 27, 2013 (as hereby and from time to time further amended, restated, supplemented, modified or replaced, the “Agreement”; a capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the Agreement);

WHEREAS, Borrower, Guarantor and Bank have agreed that certain terms or provisions of the Agreement be amended in the manner set forth herein to be effective as of the Effective Date; and

WHEREAS, Borrower, Guarantor and Bank hereby acknowledge that the terms and provisions of this Amendment constitute an amendment and modification of, and not a novation of, the Agreement or any other Loan Document.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T S

1. Definitions.  The term “Loan Agreement” as used herein, in the Agreement and in the other Loan Documents, shall mean the Agreement as hereby amended and modified, and as further amended, restated, supplemented, modified or replaced from time to time as permitted thereby.

2. Amendment of the Agreement.  Subject to Section 6 below, the Agreement is hereby amended, effective as of the Effective Date, as follows:

a. Certain Definitions.  The following definitions in Article I of the Agreement are hereby amended and restated in their entirety, as follows, and references to such definitions in the Loan Documents shall be references to the definitions as set forth herein:

“Revolving Credit Note” means a promissory note executed by Borrower and payable to the order of Lender, dated as of May 4, 2015, evidencing the Revolving Credit Loans made by Lender to Borrower hereunder, as the same may be amended, restated, supplemented, modified, extended or increased from time to time; further, such promissory note shall supersede and replace the form of Revolving Credit Note attached hereto as Exhibit C.

“Termination Date” means April 30, 2018.

b. Certain Definitions.  The following definitions are added to Article I of the Agreement in the appropriate alphabetical order, and references to such definitions in the Loan Documents shall be references to the definitions as set forth herein:

“Borrowing Base” is defined in Section 2.08.

“Eligible Accounts” means those Accounts Receivable (as defined in the Security Agreement) owing by any Account Debtor (other than Borrower or a Guarantor or any employee or Affiliate of Borrower or a Guarantor) to Borrower or a Guarantor which are not past due for a period of more than ninety (90) days from their contractual or customary due dates; provided, however, that those Accounts Receivable which Lender reasonably and in good faith, in accordance with its generally applicable credit practices, has determined may not be paid by reason of the Account Debtor’s financial condition or inability to pay shall be excluded from the Eligible Accounts.

“Eligible Inventory” means that Inventory which is located at facilities owned or leased by Borrower or any Guarantor within the contiguous United States.

“Eligible Notes Receivable” means those Notes Receivable that do not have any payments due thereunder which are past due for a period of more than sixty (60) days; provided, however, that (a) those Notes Receivable which result from the conversion of any past due Accounts Receivable shall be excluded from the Eligible Notes Receivable for a period of ninety (90) days following such conversion, and (b) those Notes Receivable due from a Third-Party Domestic Debtor which Lender reasonably and in good faith, in accordance with its generally applicable credit practices, has determined may not be paid by reason of such Third-Party Domestic Debtor’s financial condition or inability to pay shall be excluded from the Eligible Notes Receivable.

“Inventory” means all finished goods and raw materials (excluding work in progress) then owned by Borrower or any Guarantor and held for sale, lease or other disposition in the ordinary course of its business.

“Notes Receivable” means those notes receivable held by Borrower or any Guarantor evidencing an obligation to be paid to such Borrower or Guarantor by any Third-Party Domestic Debtor.

“Third-Party Domestic Debtor” means any Person (other than Borrower or a Guarantor) incorporated, formed or otherwise organized or resident under the laws of the United States of America, any State thereof or the District of Columbia.

c. Certain Definitions.  The following definitions in Article I of the Agreement are deleted in their entirety:  “EBITDA”, “Funded Debt”, “Interest Expense”, “Income Tax Expense”, “Net Income” and “Subordinated Liabilities”.

d. Loans.  Section 2.01 of the Agreement is hereby amended and restated in its entirety, as follows:

Section 2.01.  Loans.  Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request hereunder subject to the Borrowing Base set forth in Section 2.08 below (the “Revolving Credit Loans”); provided, however, that the total principal amount outstanding at any time shall not exceed THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) (the “Revolving Credit Commitment”) minus the Letter of Credit Liabilities.  If at any time the outstanding Revolving Credit Loans exceed an amount equal to the Revolving Credit Commitment, minus the Letter of Credit Liabilities, Borrower shall immediately repay the Loans to Lender equal to such excess amount, plus all accrued but unpaid interest thereon.  Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder.  All Revolving Credit Loans will be collectively called the “Loans”.

e. Borrowing Base.  Article II of the Agreement is hereby amended by adding the following new Section 2.08 at the end thereof:

Section 2.08.  Borrowing Base.  Each requested Advance under the Revolving Credit Commitment shall be subject to, and the aggregate of all Advances at any time outstanding may not exceed, the sum of:  (a) 80% of Eligible Accounts; plus (b) 25% of Eligible Inventory; plus (c) the lesser of (i) 50% of Notes Receivable and (ii) $10,000,000 (the “Borrowing Base”).

f. Financial Statements.  Section 6.01(b) of the Agreement is hereby amended and restated in its entirety, as follows:

(b)Interim Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of its Quarterly Report on Form 10-Q, or equivalent, of Borrower for such fiscal quarter that includes a consolidated balance sheet and income statement of Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, all in form and substance and in reasonable detail reasonably satisfactory to Lender and duly certified (subject to year-end review adjustments) by a Managerial Official of Borrower as fairly presenting in all material respects, to the best of his or her knowledge, the financial condition of Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (provided that the requirement for such certification contained in this paragraph (b) shall be deemed satisfied by a certification of a Managerial Official made in conjunction with a Form 10-Q as required by the Sarbanes-Oxley Act of 2002 as in effect on the Closing Date).

g. Financial Statements.  Section 6.01 of the Agreement is hereby amended by inserting the following subsections (e) and (f) immediately preceding the last unnumbered paragraph of such section:

(e) Quarterly Borrowing Base Certificate.  As soon as available, and in any event within 45 days after the end of each fiscal quarter of each fiscal year of Borrower, a Borrowing Base Certificate, in substantially the form of Exhibit G attached hereto or other form mutually acceptable to Borrower and Lender, as of the end of such fiscal quarter.

(f) Monthly Borrowing Base Certificate.  As soon as available, and in any event within 45 days after the end of any month in which (a) any Advances were outstanding or (b) the Letter of Credit Liabilities exceeded $500,000.00, a Borrowing Base Certificate, in substantially the form of Exhibit G attached hereto or other form mutually acceptable to Borrower and Lender, as of the end of such month.

h. Financial Covenants.  Article VIII of the Agreement is hereby amended by deleting Sections 8.01, 8.02 and 8.03 therein and substituting the following, single section in lieu thereof:

Section 8.01.  Quick Ratio.  Maintain while any Obligations are outstanding a ratio of (a) “Cash and cash equivalents” plus “Short-term investments” plus “Trade accounts receivable” (net of any “Allowance for doubtful accounts”) plus “Current portion of notes receivable” (net of any “Allowance for doubtful notes”), to (b) “Current liabilities” (including the outstanding balance of the Loan) less “Deferred revenue” less “Billings in excess of costs and estimated earnings” (for percentage of completion contracts), in all respects as such terms are depicted and in such amounts as are reflected in the respective line items contained in Borrower’s financial statements and the notes thereto most recently delivered to Lender in accordance with Section 6.01(a) or Section 6.01(b), as applicable, of Borrower and its Subsidiaries on a consolidated basis of not less than 1.0 to 1.0.  This ratio shall be tested on a quarterly basis, commencing with the quarter ending June 30, 2015.

i. Compliance Certificate.  The form of Compliance Certificate attached as Exhibit E to the Agreement is hereby deleted in its entirety, and the form of Compliance Certificate attached hereto as Exhibit E is hereby substituted in lieu thereof.

j. Borrowing Base Certificate.The form of Borrowing Base Certificate attached hereto as Exhibit G is hereby inserted as a new Exhibit G to the Agreement immediately following the existing Exhibit F to the Agreement.

3. Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, Borrower hereby acknowledges and agrees that the Agreement and all of the other Loan Documents are hereby reaffirmed, confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

4. Representations and Warranties of Borrower.  Borrower hereby certifies that:

a. The representations and warranties of Borrower contained in Article V of the Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 4.a., the representations and warranties contained in Section 5.06 of the Agreement will be deemed to refer to the most recent information and statements furnished pursuant to Section 6.01 of the Agreement.

b. The execution, delivery, and performance by Borrower of this Amendment have been duly authorized by all necessary corporate action by Borrower, and this Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement of remedies may be limited by Applicable Bankruptcy Law and general principles of equity.

c. As of the Effective Date, no Default or Event of Default exists under the Agreement or any other Loan Document.

5. Confirmation of Liens.  Borrower hereby confirms, extends, and renews to Bank the Liens granted by it in its Collateral as security for the prompt and complete payment when due of the Obligations.  Borrower confirms that this Amendment shall in no manner affect, waive or impair such Liens.  Bank shall have the right to exercise all rights and remedies of Bank in accordance with the terms and provisions of the Agreement (as modified hereby) and the other Loan Documents and in accordance with applicable law.  Nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any right or remedy available to Bank by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Event of Default under the Agreement (as modified hereby) or any of the other Loan Documents.

6. Conditions to Effectiveness.  This Amendment shall not be effective until Bank shall have received the following, all of which, unless otherwise approved by Bank, must be satisfied on or before the Effective Date:

a. Two (2) original counterparts of this Amendment executed by Borrower and Guarantor;

b. One (1) original of the Revolving Credit Note executed by Borrower;

c. Resolutions of the board of directors of each of Borrower and Guarantor, which resolutions authorize the execution, delivery, performance and ratification thereof by Borrower and Guarantor, as applicable, of the Agreement, this Amendment and the other Loan Documents to which it is a party; and

d. Payment or evidence of payment of any and all reasonable out-of-pocket fees and expenses incurred by Bank in connection with this Amendment including, but without limitation, the reasonable fees and expenses of Winstead PC, counsel to Bank.

Upon the satisfaction of the conditions set forth in this Section 6, this Amendment shall be effective as of the Effective Date.

7. Counterparts.  This Amendment may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument. For purposes of negotiating and finalizing this Amendment, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of facsimile machine or electronic mail will be considered for all purposes as an original signature. Any such transmitted document will be considered to have the same binding legal effect as an original document. At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

8. Governing Law.  This Amendment has been executed and delivered in the State of Texas, is performable in Bexar County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of Texas and the Governmental Requirements of the United States of America applicable to transactions within the State of Texas.  Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas (without regard to conflicts of laws principles) shall govern the validity, construction, enforcement and interpretation of this Amendment.

9. Invalid Provisions.  If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable, and the remaining provisions of this Amendment will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. No Novation.  This Amendment is given as an amendment and modification of, and not as a payment or satisfaction of, all of the Obligations and is not intended to constitute a novation of any of the Obligations.  All of the Obligations shall continue in full force and effect.

11. Successors and Assigns.  This Amendment will be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and permitted assigns; provided, however, that Borrower may not, without the prior written consent of Bank, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Amendment, and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (a) by way of participation in accordance with and subject to the provisions of Section 10.15 of the Agreement, (b) by way of pledge or assignment of a security interest to secure obligations to a Federal Reserve Bank (provided that any such pledge shall not release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto), or (c) following the occurrence and during the continuance of an Event of Default.  Any attempted assignment or transfer by any party in violation of this section shall be null and void.

12. Expenses.  Borrower agrees to pay all reasonable out of pocket costs and expenses (including without limitation reasonable fees and expenses of any counsel, financial advisor and agent for Bank) incurred before or after the date hereof by Bank or its affiliates in connection with the preparation, negotiation, execution, delivery and administration of the Agreement (as modified hereby) and the other Loan Documents, in each case to the extent provided in accordance with the terms and provisions of the Agreement and the other Loan Documents.

13. Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE AGREEMENT (AS MODIFIED HEREBY) OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

14. Entire Agreement.  THIS AMENDMENT, THE AGREEMENT (AS MODIFIED HEREBY), AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER, GUARANTOR AND BANK RELATED TO THE SUBJECT MATTER HEREIN CONTAINED AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

GEOSPACE TECHNOLOGIES CORPORATION,
a Texas corporation

By:	/s/ Thomas T. McEntire
Name:	Thomas T. McEntire
Title:	Vice President, Chief Financial Officer
and Secretary

GUARANTOR:

GTC, INC.
EXILE TECHNOLOGIES CORPORATION
GEOSPACE ENGINEERING RESOURCES
INTERNATIONAL, INC.
GEOSPACE FINANCE CORP.
GEOSPACE J.V., INC.
GEOSPACE TECHNOLOGIES,
SUCURSAL SUDAMERICANA LLC

By:	/s/ Thomas T. McEntire
Name:	Thomas T. McEntire
Title:	Vice President, Chief Financial Officer
and Secretary

BANK:

FROST BANK,
a Texas state bank

By:	/s/ Larry Hammonds
Name:	Larry Hammonds
Title:	Market President

Schedule I

(1)	GTC, Inc., a Texas corporation
(2)	Exile Technologies Corporation, a Texas corporation
(3)	Geospace Engineering Resources International, Inc., a Texas corporation
(4)	Geospace Finance Corp., a Texas corporation
(5)	Geospace J.V., Inc., a Texas corporation
(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Exhibit E

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This COMPLIANCE CERTIFICATE (this “Certificate”) is delivered pursuant to the Loan Agreement dated September 27, 2013 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), among Geospace Technologies Corporation, a Texas corporation (“Borrower”), certain Guarantors named therein, and Frost Bank, a Texas state bank.  Unless otherwise defined, terms used herein (including the exhibit attached hereto) have the respective meanings provided in the Loan Agreement.

The undersigned, being the duly elected, qualified and acting ____________ of Borrower, on behalf of Borrower and solely in his or her capacity as an officer of Borrower, hereby certifies and warrants that:

As of _______________, 20___:

(1)	No Default. No Default or Event of Default exists under the Loan Agreement or any other Loan Document as of the date hereof.
(2)

Quick Ratio.  The Quick Ratio of Borrower and its Subsidiaries on a consolidated basis was __________ to 1.00 as computed in accordance with Section 8.01 of the Loan Agreement, as further detailed on the Quick Ratio Exhibit attached hereto.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate, this _____ day of ____________, 20___.

By:
Title:
On behalf of Geospace Technologies Corporation

QUICK RATIO EXHIBIT

Period ending __________, 20___

Quick Ratio

1. (A) “Cash and cash equivalents”	$

(B) “Short-term investments”	$

(C) “Trade accounts receivable”
(net of any “Allowance for doubtful accounts”)	$

(D) “Current portion of notes receivable”
(net of any “Allowance for doubtful notes”)	$

2. (A) “Current liabilities”
(including the outstanding balance of the Loan)	$

(B) “Deferred revenue”	$

(C) “Billings in excess of costs and estimated earnings”
(for percentage of completion contracts)	$

With respect to each of the foregoing, in all respects as such terms are depicted and in such amounts as are reflected in the respective line items contained in Borrower’s financial statements and the notes thereto most recently delivered to Lender in accordance with Section 6.01(a) or Section 6.01(b) of the Loan Agreement, as applicable.

Quick Ratio =	[1(A) + 1(B) + 1(C) + 1(D)] ÷
	[2(A) – 2(B) – 2(C)] to 1.0	________ to 1.0

Required Quick Ratio is:		1.0 to 1.0

Exhibit G

Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE

This BORROWING BASE CERTIFICATE (this “Certificate”) is delivered pursuant to the Loan Agreement dated September 27, 2013 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), among Geospace Technologies Corporation, a Texas corporation (“Borrower”), certain Guarantors named therein, and Frost Bank, a Texas state bank.  Unless otherwise defined, terms used herein have the respective meanings provided in the Loan Agreement.

The undersigned, being the duly elected, qualified and acting ____________ of Borrower, on behalf of Borrower and solely in his or her capacity as an officer of Borrower, hereby certifies and warrants that, to the best of his or her knowledge, as of the [fiscal quarter] [month] ended _______________, 20___ (the “Period End”), the following fairly presents in all material respects, the Borrowing Base as of such Period End:

Borrowing Base Component	Amount	Advance Rate	Adjusted Amount
Eligible Accounts	$___________.__	80%	$_________.__ 1(A)
Eligible Inventory	$___________.__	25%	$_________.__ 1(B)
Eligible Notes Receivable	$___________.__	50%	$_________.__ 1(C)

Borrowing Base = 1(A) + 1(B) + [LESSER OF 1(C) AND $10,000,000]	$_________.__

In addition, the undersigned, on behalf of Borrower and solely in his or her capacity as an officer of Borrower, also certifies and warrants that, to the best of his or her knowledge, as of the Period End the Quick Ratio of Borrower and its Subsidiaries on a consolidated basis was __________ to 1.00 as computed in accordance with Section 8.01 of the Loan Agreement, as further detailed on the Quick Ratio Exhibit attached hereto.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate, this _____ day of ______________, 20___.

By:
Title:
On behalf of Geospace Technologies Corporation

QUICK RATIO EXHIBIT

Period ending ________________, 20___

Quick Ratio

1. (A) “Cash and cash equivalents”	$

(B) “Short-term investments”	$

(C) “Trade accounts receivable”
(net of any “Allowance for doubtful accounts”)	$

(D) “Current portion of notes receivable”
(net of any “Allowance for doubtful notes”)	$

2. (A) “Current liabilities”
(including the outstanding balance of the Loan)	$

(B) “Deferred revenue”	$

(C) “Billings in excess of costs and estimated earnings”
(for percentage of completion contracts)	$

With respect to each of the foregoing, in all respects as such terms are depicted and in such amounts as are reflected in the respective line items contained in Borrower’s financial statements and the notes thereto most recently delivered to Lender in accordance with Section 6.01(a) or Section 6.01(b) of the Loan Agreement, as applicable.

Quick Ratio =	[1(A) + 1(B) + 1(C) + 1(D)] ÷
	[2(A) – 2(B) – 2(C)] to 1.0	________ to 1.0

Required Quick Ratio is:		1.0 to 1.0